Exhibit 99.1

BitMine Immersion Technologies Appoints former Cleanspark CFO Lori Love to Its Board of Directors

ATLANTA, GA / ACCESSWIRE / August, 9, 2023 / BitMine Immersion Technologies, Inc. (OTC PINK:BMNR) ("BitMine," the "Company"), a technology company specializing in immersion technology for Bitcoin mining, is pleased to announce the appointment of Lori Love to its board of directors. Lori has vast experience in both Bitcoin mining as well as helping to grow an important public company miner into a substantial organization.

Jonathan Bates, BitMine Chairman and CEO, was quoted as saying, "I couldn't be more thrilled add Lori to our growing team. She was formative in the growth of Cleanspark (Nasdaq: CLSK) from a smaller OTC Markets company with Bitcoin mining operations, into one of the largest NASDAQ Bitcoin miners currently traded on any listed exchange. She is a perfect fit for us as we try and follow a similar path."

Ms. Love was quoted as saying: "I am excited to join the BitMine board and apply my experiences to help the company in its growth efforts. We saw rapid growth during my time at Cleanspark, and feel I have a lot to offer BitMine as they expand operations and pursue an upgraded listing."

Lori joins effective August 8th and will also be a member of a newly created Audit Committee along with board members Michael Maloney and Jonathan Bates. This board appointment, along with the creation of the Audit Committee, are important steps for BitMine as they are key components toward an upgraded listing.

About BitMine Immersion Technologies, Inc.

BitMine Immersion Technologies, Inc. is a technology company focused on Bitcoin mining using immersion technology, an advanced cooling technique whereby computers are submerged in specialized oil circulated to keep units operating at optimal ambient temperature. Immersion technology is more environmentally friendly than conventional mining methodologies, while lowering expenses and increasing yield. BitMine's flagship operations are located in low-cost energy regions in Trinidad and Pecos, Texas.

Forward-Looking Statements:

This press release contains statements that constitute "forward-looking statements." Forward-looking statements are subject to numerous conditions, many of which are beyond BitMine'scontrol, including those set forth in the Risk Factors section of BitMine'sForm 10-K filed with the Securities and Exchange Commission (the "SEC") on December 9, 2022, and any other SEC filings, as amended or updated from time to time. Copies of BitMine Immersion Technologies' filings with the SEC are available on the SEC's website at www.sec.gov. BitMine Immersion Technologies undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

BitMine Immersion Technologies Contact:

Jonathan Bates
Chairman and CEO
info@bitminetech.io